Exhibit 10.1

Confidential Treatment Requested

Certain material (indicated by asterisks) has been omitted from this document and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

EXECUTION VERSION

January 26, 2012

The Neiman Marcus Group, Inc.
One Marcus Square

1618 Main Street

Dallas, Texas 75201

Attention: General Counsel

Re:            Consent to Sale and Assignment Subject to Post-Assignment Termination Right

To Whom it May Concern:

Reference is hereby made to the Amended and Restated Credit Card Agreement, dated as of September 23, 2010 (as amended, supplemented or otherwise modified from to time, the “Program Agreement”), by and among The Neiman Marcus Group, Inc. (“Neiman Marcus”), Bergdorf Goodman, Inc. (“Bergdorf”) (Neiman Marcus and Bergdorf, collectively, “NMG”), HSBC Bank Nevada, N.A. (“HBON”) and HSBC Card Services, Inc. (“HCSI”) (HBON and HCSI, collectively, “HSBC”). Reference is hereby further made to the Amended and Restated Servicing Agreement, dated as of September 23, 2010 (as amended, supplemented or otherwise modified, the “Servicing Agreement” and collectively with the Program Agreement, the “Agreements”), by and between HBON and Neiman Marcus. All capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Program Agreement.

On August 10, 2011, pursuant to a Purchase and Assumption Agreement, dated as of such date (the “COF Purchase Agreement”), between HSBC Finance Corporation (“HSBC Finance”), certain of its affiliates and Capital One Financial Corporation (“COF”), HSBC Finance and certain of its affiliates agreed to sell certain assets and liabilities related to HSBC Finance’s U.S. credit card and retail services business (the sale and assumption to be consummated pursuant to the COF Purchase Agreement, the “Capital One Transaction”) to COF, pending regulatory approval and the satisfaction or waiver of certain other conditions set forth in the COF Purchase Agreement. In connection with the Capital One Transaction, HSBC has requested that NMG consent to an assignment of certain of HSBC’s rights and obligations under the Agreements to COF, Capital One, National Association or Capital One (USA), National Association (as applicable, the “Capital One Assignee”), upon closing of the Capital One Transaction pursuant to the COF Purchase Agreement.

NMG, HSBC, COF and Bank Parent hereby agree as follows:

1.               NMG hereby irrevocably grants its consent, pursuant to Section 19.3 and Section 19.4 of the Program Agreement and Section 8.16 of the Servicing Agreement to (i) HSBC’s assignment to the Capital One Assignee, at the closing of the Capital One Transaction pursuant to the COF Purchase Agreement, of all of HSBC’s rights and obligations in, to and under the

Agreements, including all rights and obligations of the Bank thereunder, and (ii) the sale by HSBC to the Capital One Assignee of all of HSBC’s right, title and interest, if any, in, to and under the Accounts, the Gross Receivables and all associated assets and obligations of HSBC (the “Associated Assets and Obligations”), provided, however, that such consent and any such assignment shall not affect any claims NMG or its Affiliates may have against HSBC or its Affiliates, whether now existing or hereafter arising, to the extent relating to matters existing or arising prior to such assignment or any claims in respect of any obligations or liabilities arising under the Agreements that are not assumed by the Capital One Assignee (collectively, the “Retained Obligations”).

2.               (a) This letter agreement shall constitute any notice that may be required under Section 11.5(b) of the Program Agreement, and this letter agreement shall constitute any other notice, consent or agreement that may be required from NMG or its Affiliates under or in connection with the Agreements in order for HSBC to effectuate the Permitted Actions. (b) Notwithstanding anything to the contrary in the Agreements or this letter agreement, the Permitted Actions shall not constitute a breach of the Agreements, nor shall the Permitted Actions create any liability of HSBC or its Affiliates to NMG. (c) For purposes of this letter agreement “Permitted Actions” means (i) the assignment of rights and obligations of HSBC and its Affiliates under the Agreements and the Associated Rights and Obligations as contemplated by this letter agreement, and (ii) the Capital One Transaction in and of itself; for the avoidance of doubt, the term shall not include any other acts or omissions by HSBC or the Capital One Assignee or their respective Affiliates, including any failure of any of such Persons to perform their respective obligations under the Agreements.

3.               Except as provided in Sections 2(a), 2(b), 4 and 6 of this letter agreement, the foregoing consent and this letter agreement shall in no way affect the rights and obligations of NMG and the Bank pursuant to the Agreements or with respect to the Associated Assets and Obligations and shall not constitute an impairment, transfer or relinquishment of any of NMG’s rights under the Agreements or with respect to the Cardholder Data or NMG Shopper Data or any other Associated Assets or Obligations, all of which rights shall be as set forth in the Agreements.

4.               In connection with the closing of the Capital One Transaction in accordance with the terms conditions of the COF Purchase Agreement, the Capital One Assignee will enter into a written assignment and assumption agreement with HSBC Finance and/or certain of its affiliates pursuant to which the Capital One Assignee shall assume the full performance of all of the covenants, obligations and liabilities of the Bank and its Affiliates arising under the Agreements to the extent arising from and after the closing of the Capital One Transaction and the full payment and performance of the Payment Obligations (as defined below) (such covenants, obligations and liabilities and such Payment Obligations, collectively, the “Included Obligations and Liabilities”). Effective upon such assumption by the Capital One Assignee, NMG shall unconditionally and fully release HSBC from any and all obligations and liabilities arising under the Agreements from and after the closing of the Capital One Transaction and so assumed by the Capital One Assignee (excluding, for the avoidance of doubt, any Retained Obligations), and shall substitute the Capital One Assignee for HSBC with respect to any and all such obligations and liabilities so assumed by the Capital One Assignee. For the avoidance of doubt, the Capital

One Assignee shall assume the obligation to make any payments that HSBC is required to make under the Agreements after the Agreements are assigned to the Capital One Assignee (“Payment Obligations”), which Payment Obligations shall be considered Included Obligations and Liabilities assumed by the Capital One Assignee, even if such payments relate in whole or in part to a time before the assignment of the Agreements to the Capital One Assignee. The release of HSBC and the substitution of the Capital One Assignee, as provided in this Section 4, shall occur automatically upon the closing of the Capital One Transaction and the assumption of the Included Obligations and Liabilities by the Capital One Assignee as described in this letter agreement, without the requirement of any other action by HSBC, the Capital One Assignee or NMG.

5.             Except as provided in Sections 2(a), 2(b), 4 and 6(c), the aforementioned assignment and this letter agreement shall not affect or impair any claims NMG may have against HSBC or its Affiliates, whether now existing or hereafter arising, to the extent relating to or arising out of obligations or liabilities not assumed by the Capital One Assignee pursuant to the Capital One Transaction as described in Sections 1 and 4 of this letter agreement.

6.             (a) In consideration for the agreements of NMG set forth in this letter agreement and notwithstanding anything to the contrary contained in the Agreements, at any time during the six- (6-) month period following the date that is one hundred eighty (180) days after assignment of the Agreements to the Capital One Assignee upon consummation of the Capital One Transaction, NMG shall have the right, upon written notice delivered to the Capital One Assignee, to terminate the Program Agreement at NMG’s election. Any such termination shall be deemed for all purposes of the Agreements to be a termination by NMG pursuant to Section 16.2(b) of the Program Agreement, and the Agreements (including Section 16.2(b) thereof) shall be deemed amended to the extent necessary to permit such termination at the election of NMG following the assignment of the Agreements as described herein. (b) Except as provided in Section 6(c), the consent to assignment by NMG referred to in this letter agreement is not intended as, and shall not be deemed to be, a relinquishment by NMG of any termination rights NMG may have under the Agreements, whether existing as of the date hereof or arising in the future and whether or not such termination rights shall have existed under the Program Agreement in absence of the amendment thereof set forth in this Section 6. (c) Notwithstanding anything in the Agreements or this letter agreement, the termination right set forth in Section 6(a) hereof shall be deemed to supersede any termination right of NMG under the Agreements that is triggered solely by the occurrence of the Permitted Actions, including any termination right set forth in Section 16.2(b) of the Program Agreement, which for the avoidance of doubt is hereby waived by NMG for all purposes in connection with the Permitted Actions.

7.             In further consideration of the agreements of NMG set forth in this letter agreement, (a) Section 2.2(d)(iii) of the Program Agreement is hereby amended effective as of the date of this letter agreement as follows:

(i) by replacing the reference to [***] in clause (2) thereof with a reference to [***]; and

(ii) by replacing the reference to [***] in the second sentence of such Section with a reference to [***]; and

(b) Section 16.3(d) is hereby amended effective as of the date of this letter agreement by replacing each reference to [***] with a reference to [***].

8.           COF hereby consents to the amendments to the Program Agreement set forth in Sections 6 and 7 of this Letter Agreement, including for purposes of Section 6.2(b)(viii) of the COF Purchase Agreement.

9.           This letter agreement may be executed in one or more counterparts and such executed counterparts may be delivered by mail, courier, facsimile (receipt confirmed) or by email to the undersigned signatories at their respective addresses, facsimile numbers or email addresses, as applicable, indicated below. Upon execution and delivery of the acknowledgement of this letter agreement by each of HSBC, HSBC Finance, NMG and COF to the other parties hereto, this letter agreement shall become a binding agreement of the parties hereto governed by the law of the State of New York applicable to contracts made and to be performed in such state. References herein to the “COF Purchase Agreement” shall include amendments or other modifications thereto, except to the extent that (i) an amendment or other modification materially changes the fundamental intent of the parties to transfer the CRS Business to COF, and (ii) HSBC has not obtained NMG’s prior written consent to such amendment or other modification.

10.         Effective upon the release of HSBC pursuant to Section 4, and without the requirement for any further action by NMG, NMG hereby releases Bank Parent from its obligations under the Bank Guarantee solely to the extent such obligations constitute a guarantee of obligations of HSBC or its Affiliates that were released pursuant to this letter agreement. Bank Parent acknowledges and agrees that it is not being released from, and shall continue to irrevocably and unconditionally guarantee, in accordance with the terms of the Bank Guarantee, all obligations of HSBC and its Affiliates not being so released pursuant to this letter agreement.

Yours sincerely,

HSBC BANK NEVADA, N.A.

		By:	/s/ Steven. C. Mattics
Name: Steven. C. Mattics
Title: SVP
Address: 26525 n. Riverwoods Blvd., Mettawa, IL 60045
Facsimile No.: 224-552-6251
Email Address: steven.c.matticseus.hsbc.com

HSBC CARD SERVICES, INC.

		By:	/s/ Steven C. Mattics
Name: Steven C. Mattics
Title: VP
Address: 26525 n. Riverwoods Blvd., Mettawa, IL 60045
Facsimile No.: 224-552-6251
Email Address: steven.c.matticseus.hsbc.com

HSBC FINANCE CORPORATION

		By:	/s/ Brian D. Hughes
Name: Brian D. Hughes
Title: EVP
Address: 26525 n. Riverwoods Blvd., Mettawa, IL 60045
Facsimile No.: 224-552-6193
Email Address: Brian.d.Hugheseus.hsbc.com

Acknowledged and agreed:

THE NEIMAN MARCUS GROUP, INC.

By:	/s/ Stacie Shirley
Name: Stacie Shirley
Title: SVP, Treasurer
Address: 1201 Elm Street, Suite 2900, Dallas TX 75270
Facsimile No.: 214-757-2961
Email Address: stacie_shirley@neimanmarcus.com

BERGDORF GOODMAN, INC.

By:	/s/ Stacie Shirley
Name: Stacie Shirley
Title: SVP, Treasurer
Address: 1201 Elm Street, #2900, Dallas TX 75270
Facsimile No.: 214-757-2961
Email Address: stacie_shirley@neimanmarcus.com

CAPITAL ONE FINANCIAL CORPORATION

By:	/s/ Bradley R. Thayer
Name: Bradley R. Thayer
Title: Managing Vice President
Address: 1680 Capital One Drive, Mclean, VA22102
Facsimile No.: 703-720-2313
Email Address: brad.thayer@capitalone.com

Cc:

The Neiman Marcus Group, Inc.

One Marcus Square

1618 Main Street

Dallas, Texas 75201

Attention: Credit Card Program Manager

Facsimile: (212) 743-7646

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Maripat Alpuche, Esq.

Facsimile: (212) 455-2502

Murray Abrams

Executive Vice President, Corporate Development

John G. Finneran, Jr.,

General Counsel and Corporate Secretary

Capital One Financial Corporation

1680 Capital One Drive

McLean, Virginia

Facsimile: (703) 720-1094

Matthew M. Guest, Esq.

Wachtell, Lipton, Rosen & Katz

51 W. 52nd Street

New York, New York 10019

Facsimile: (212) 403-2000